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                                                                   Exhibit 99.1

                                                                  PRESS RELEASE

                                                                       CONTACT:
                                       DANIEL B. PLATT, CHIEF FINANCIAL OFFICER
                                                             TEL:  619-652-4700
                                                             FAX:  619-652-4711
                                                               DBPLATT@BPAC.COM

             BURNHAM PACIFIC ANNOUNCES SECOND QUARTER 2000 DIVIDEND

     SAN DIEGO, June 1, 2000 -- Burnham Pacific Properties, Inc. (NYSE:BPP) today announced it will pay a regular second quarter dividend of $0.2625 per share. The dividend will be payable June 30, 2000 to shareholders of record on June 20, 2000 and represents the 137th consecutive dividend paid by the Company.

     In addition, to give interested parties sufficient time to review due diligence materials and submit final transaction proposals in connection with the Company's exploration of its strategic alternatives, the Company has rescheduled the date for its annual meeting of stockholders to October 18, 2000.

     Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. On a quarterly basis, Burnham Pacific makes available supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be obtained by calling 800.462.5181, or visiting the Company's web site at WWW.BURNHAMPACIFIC.COM.

     This news release contains forward-looking statements that predict or indicate future events or trends or that do not relate to historical matters. We cannot assure the future events or outcomes of the matters described in these statements; rather, these statements merely reflect our current expectations of the approximate outcome of the matter discussed. Investors should read the documents the Company files from time to time with the SEC, including the risk factors that were disclosed in our Form 10-K that was filed with the SEC on March 30, 2000. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K which may supplement, modify, supersede or update those risk factors.



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